Exhibit 99.1

Ignyta Announces Third Quarter 2015

Company Highlights and Financial Results

November 9, 2015 7:30 AM Eastern Time

SAN DIEGO—(BUSINESS WIRE)—Ignyta, Inc. (Nasdaq: RXDX), a precision oncology biotechnology company, today announced company highlights and financial results for the third quarter ended September 30, 2015.

“Since the beginning of the third quarter of 2015, we have continued to make significant progress toward our objective of becoming a leading precision oncology biotechnology company that can provide patients with a variety of compelling cancer treatment options,” said Jonathan Lim, M.D., Chairman and CEO of Ignyta. “We continued to make strategic additions to our clinical pipeline that can help us eradicate residual disease in precisely defined patient populations through our acquisition from Lilly of exclusive worldwide rights to taladegib, a potent, orally bioavailable small molecule hedgehog/smoothened antagonist that has achieved compelling clinical proof of concept and a recommended Phase 2 dose in a Phase 1 dose escalation clinical trial. We also are grateful to Lilly for concurrently investing $30 million by acquiring 1.5 million shares of our common stock at $20 per share.”

“In addition, we made strong progress executing development of our existing clinical-stage product candidates, including presenting promising Phase 1 data at leading conferences for entrectinib and RXDX-105, initiating our potentially registration-enabling STARTRK-2 Phase 2 clinical trial of entrectinib, and initiating our Phase 1/1b clinical trial of RXDX-107,” continued Dr. Lim. “We expanded our team with incredibly talented people who, along with our existing team members, will help advance our multiple, complementary development programs for the benefit of cancer patients.”

Company Highlights

Taladegib Exclusive License and Concurrent Stock Purchase by Lilly

In November 2015, Ignyta announced it had exclusively licensed from Eli Lilly and Company worldwide rights relating to Lilly’s taladegib oncology development program in exchange for an upfront payment of $2.0 million in cash and the issuance to Lilly of approximately 1.2 million shares of Ignyta’s common stock. Taladegib is a potent, orally bioavailable small molecule hedgehog/smoothened antagonist that has achieved compelling clinical proof of concept and a recommended Phase 2 dose in a Phase 1 dose escalation clinical trial. Ignyta also licensed exclusive worldwide rights to the topical formulation of taladegib, which is a late preclinical stage program being developed for the potential treatment of patients with superficial and nodular basal cell carcinoma.

Concurrently with the license, Ignyta entered into a stock purchase agreement with Lilly under which Lilly purchased a further 1.5 million shares of Ignyta common stock at a price of $20 per share in a private placement.

Presentation of RXDX-105 Clinical Data at ENA Conference

In November 2015, Ignyta announced interim results from the company’s ongoing Phase 1 clinical trial of RXDX-105, the company’s orally-available, small molecule multikinase inhibitor with potent activity against such key targets as RET and BRAF, which were presented at the 27th EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics in Boston, Massachusetts.

The dose escalation clinical trial was designed to determine the maximum tolerated dose (MTD) and/or recommended Phase 2 dose (RP2D), as well as preliminary anti-cancer activity, of single agent RXDX-105 in patients with advanced or metastatic solid tumors that were not selected based on any molecular alteration.

As of the October 26, 2015, data cut-off for the presentation, the findings showed:

•	A total of 41 patients with a range of solid tumors were dosed in the clinical trial;

•	RXDX-105 was well tolerated to date:

•	The most frequent treatment-emergent adverse events were fatigue, vomiting, nausea, decreased appetite, constipation, diarrhea, hypertension and muscle spasms;

•	Three Grade 3 dose-limiting toxicities were observed: maculopapular rash, fatigue and diarrhea, each of which resolved upon study drug interruption;

•	There were no treatment-related serious adverse events. Two Grade 4 adverse events had occurred, consisting of intestinal obstruction and anemia, neither of which was considered to be treatment-related. No Grade 5 treatment-related adverse events or cumulative adverse events were observed;

•	The MTD and RP2D had not yet been determined;

•	Pharmacokinetic measurements showed increased exposure with increasing dose, with a half-life compatible with once-daily dosing. Dosing in the fed state appears to further increase exposure;

•	Exposure was reaching levels expected to be efficacious based on tumor growth inhibition in animal models of RET- and BRAF-driven tumors; and

•

Tumor regression was observed in six patients treated with 275 mg, including one confirmed partial response (40% reduction) in a patient with non-small cell lung cancer (NSCLC) with a KRAS G12C mutation. Two additional patients with thyroid cancer and squamous cell lung cancer exhibited reductions of 20% and 27%, respectively. In patients with tumor regression, there appears to be an exposure/response correlation.

Initiation of STARTRK-2 Phase 2 Clinical Trial of Entrectinib

In September 2015, Ignyta announced the initiation of its Phase 2 clinical trial of entrectinib, the company’s proprietary oral tyrosine kinase inhibitor targeting solid tumors that harbor activating alterations to NTRK1, NTRK2, NTRK3, ROS1 or ALK. This clinical trial is called STARTRK-2, the second of the “Studies of Tumor Alterations Responsive to Targeting Receptor Kinases.” The trial is a global, multicenter, open label, potentially registration-enabling Phase 2 clinical trial of entrectinib that utilizes a basket design with screening of patient tumor samples for gene rearrangements of the relevant targets. Such a basket design takes full advantage of entrectinib’s demonstrated preliminary clinical activity across a range of different tumor types that harbor a rearrangement of one of the genes encoding any one of entrectinib’s five protein targets.

Presentation of Updated Interim Entrectinib Clinical Trial Results at European Cancer Conference

In September 2015, the company announced updated interim results of its Phase 1 clinical trials of entrectinib, which were presented in an oral presentation session at the 2015 European Cancer Congress (ECC 2015) in Vienna, Austria.

The clinical trials included the ALKA-372-001 study and the STARTRK-1 study. Both trials were designed to determine the MTD and/or RP2D, as well as preliminary anti-cancer activity, of single agent entrectinib in patients with solid tumors with the relevant molecular alterations: NTRK1 (encoding TrkA), ROS1 or ALK for ALKA-372-001 and NTRK1/2/3 (encoding TrkA/B/C), ROS1 or ALK for STARTRK-1.

As of the August 15, 2015, data cut-off for the presentation, the findings showed:

•	A total of 92 patients with a range of solid tumors were dosed across both clinical trials, with nine patients treated at or above the RP2D beyond six months and one patient beyond one year.

•	Entrectinib was well tolerated:

•

Across both studies, the most frequent (>10% incidence) treatment-related adverse events were fatigue, dysgeusia, paresthesia, nausea, and myalgia. Seven of these were Grade 3 in severity, consisting of fatigue (4 patients), cognitive impairment (2 patients), and diarrhea (1 patient). No Grade 4 treatment-related adverse events were observed;

•	Across both studies, there were only three treatment-related serious adverse events: Grade 3 cognitive impairment and Grade 3 myocarditis, both of which occurred above the RP2D, and Grade 2 fatigue. All events were reversible and resolved upon dose modification;

•	The fixed daily dose RP2D was determined to be 600 mg, taken orally once per day (QD);

•	18 patients across both clinical trials met the company’s expected Phase 2 eligibility criteria, which include:

•	Presence of an NTRK1/2/3, ROS1 or ALK gene rearrangement, as opposed to other types of molecular alterations (e.g., SNPs, amplifications, deletions);

•	ALK-inhibitor and/or ROS1-inhibitor naïve; and

•	Treatment at or above the RP2D;

•	The response rate in the 18 patients who met these criteria across both studies was 72% (13 responses out of 18 treated patients, as assessed by the clinical sites). Nine of these responders remained on study treatment with durable responses of up to 21 treatment cycles. An additional 3 patients remained on study with stable disease. The responses included:

•	3 responses out of 4 patients with an NTRK1, NTRK2 or NTRK3 gene rearrangement, including patients with NSCLC, colorectal cancer and salivary gland cancer, with one of the responding patients remaining on treatment at 6 months; a fourth patient with an astrocytoma remained on treatment after two months with stable disease;

•	6 responses, including one complete response, out of 8 patients with a ROS1 gene rearrangement, all of which were in NSCLC. All of the patients who responded remained on treatment, the longest at 21 months; and

•	4 responses out of 6 patients with an ALK gene rearrangement, including two NSCLC patients and two patients with other solid tumors; two of the 4 responders had subsequently progressed.

•	Entrectinib had demonstrated objective tumor response in the central nervous system (CNS), a frequent site of metastases and progression of advanced solid tumors.

Issuance of Patent Covering Composition of Matter of RXDX-107

In October 2015, Ignyta announced that that the U.S. Patent and Trademark Office issued U.S. Patent No. 9,150,517, entitled “Bendamustine Derivatives and Methods of Using Same.” This patent contains claims that cover the composition of matter of Ignyta’s product candidate RXDX-107, and pharmaceutical compositions comprising RXDX-107. RXDX-107 is the company’s new chemical entity, next generation chemotherapeutic comprising an alkyl ester of bendamustine encapsulated in human serum albumin (HSA) to form nanoparticles. The patent has an expiration date of 2033, which does not include any potential patent term extension.

Initiation of Phase 1/1b Clinical Trial of RXDX-107

In September 2015, the company announced the initiation of its Phase 1/1b clinical trial of RXDX-107. This multicenter, open-label, dose-escalation clinical trial is designed to determine the MTD, RP2D, tolerability, pharmacokinetics and preliminary clinical activity of RXDX-107 in adult patients with locally advanced or metastatic solid tumors.

Enhancement of Leadership Capacity

In September 2015, Ignyta announced that Igor Bilinsky, Ph.D., was appointed to the newly-created role of General Manager, Immuno-Oncology and Senior Vice President, Special Operations, and that Valerie Harding, Ph.D., was appointed to the newly-created role of Senior Vice President, Chemistry, Manufacturing, and Controls.

Third Quarter 2015 Financial Results

For the third quarter of 2015, net loss was $14.6 million, or $0.49 per share, compared with $10.7 million, or $0.55 per share, for the third quarter of 2014.

Ignyta did not record any revenue for the three months ended September 30, 2015 or September 30, 2014.

Research and development expenses for the third quarter of 2015 were $10.4 million, compared with $8.6 million for the third quarter of 2014. The increase was primarily due to an increase in activities relating to development of entrectinib and the company’s other product candidates, including the assets acquired from Teva Pharmaceutical Industries Ltd. in March 2015. The increase between periods was also due to personnel expenses related to hiring and engaging additional employees and consultants to help advance the company’s product candidates and facilities-related expenses as a result of the expansion of the company’s leased facilities space.

General and administrative expenses were $3.9 million for the third quarter of 2015, compared with $2.2 million for third quarter of 2014. The increase was primarily caused by increases in personnel costs and investor relations, audit, legal and intellectual property costs.

At September 30, 2015, the company had cash, cash equivalents and available-for-sale securities totaling $163.1 million and current and long-term debt of approximately $31.0 million. At December 31, 2014, the company had cash, cash equivalents and available-for-sale securities totaling $76.6 million and current and long-term debt of approximately $21.0 million.

Conference Call Information

On Monday, November 9, 2015, the company will host a conference call beginning at 8:00 a.m. ET (5:00 a.m. PT). A live webcast of the conference call will be available online on the Investors page of the company’s website at http://investor.ignyta.com. The call will also be archived and accessible at that site for two weeks. Alternatively, callers may participate in the conference call by dialing (888) 734-0328 (domestic) or (678) 894-3054 (international), and entering passcode 75823674.

Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, Ignyta’s development plans for its product candidates and discovery programs, the company’s financial status and performance, and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.

About Ignyta, Inc.

At Ignyta, we fight cancer – a formidable opponent that manifests as thousands of different molecularly defined diseases and takes away millions of lives globally, every year. In this fight, our big hairy audacious goal (BHAG) is not just to shrink tumors but to eradicate residual disease – the source of cancer relapse and recurrence – in precisely defined patient populations by 2030. We will work tirelessly to achieve this BHAG by pursuing an integrated therapeutic (Rx) and companion diagnostic (Dx) strategy for treating cancer patients. Our Rx efforts are focused on discovering, in-licensing or acquiring, then developing and commercializing molecularly targeted therapies; cancer stem cell/dormant tumor cell targeted therapies; novel chemotherapies/cell cycle inhibitors; and cancer immunotherapies – four therapeutic cornerstones that, sequentially or in combination, are foundational for eradicating residual disease. Our Dx efforts aim to pair these product candidates with biomarker-based companion diagnostics that are designed to precisely identify, at the molecular level, the patients who are most likely to benefit from the monotherapies and polytherapies we develop. We believe that only through this integrated Rx/Dx approach can we succeed in this fight. For more information, please visit: www.ignyta.com.

Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to the development of Ignyta’s product candidates and the potential for Ignyta to establish a leadership position in precision oncology medicine and provide benefit to cancer patients. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; Ignyta’s ability to develop, initiate or complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates; changes in Ignyta’s plans to develop and commercialize its product candidates; the potential for final results of the ongoing clinical trials of entrectinib, or any future clinical trials of entrectinib or other product candidates, to differ from preliminary or expected results; Ignyta’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; regulatory developments in the United States and foreign countries; Ignyta’s ability to obtain and maintain intellectual property protection for its product candidates; the risk that orphan drug exclusivity may not effectively protect a product from competition and that such exclusivity may not be maintained; the potential for the company to fail to maintain the CLIA registration of its diagnostic laboratory or to fail to achieve full CLIA accreditation of such laboratory; the loss of key scientific or management personnel; competition in the industry in which Ignyta operates; and market conditions. These forward-looking statements are made as of the date of this press release, and Ignyta assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the company files with the SEC available at www.sec.gov, including without limitation Ignyta’s Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent Quarterly Reports on Form 10-Q.

Contacts

Ignyta, Inc.

Jacob Chacko, M.D.

CFO

858-255-5959

jc@ignyta.com

FINANCIAL TABLES FOLLOW

IGNYTA, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Revenue	$—	$—	$—	$150
Operating expenses
Research and development	10,432	8,623	39,444	14,381
General and administrative	3,857	2,223	10,478	6,024

Total operating expenses	14,289	10,846	49,922	20,405

Loss from operations	(14,289)	(10,846)	(49,922)	(20,255)

Interest expense	(580)	(251)	(1,785)	(749)
Other income (expense)	248	394	460	771

Total other expense, net	(332)	143	(1,325)	22

Net loss	$(14,621)	$(10,703)	$(51,247)	$(20,233)

Net loss per share - basic and diluted	$(0.49)	$(0.55)	$(2.02)	$(1.13)

Weighted average shares - basic and diluted	29,601	19,580	25,365	17,905

IGNYTA, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	September 30 2015	December 31, 2014
	(unaudited)
ASSETS
Cash and cash equivalents	$57,567	$6,346
Short-term investment securities	81,412	63,201
Prepaid expenses and other current assets	4,100	1,731

Total current assets	143,079	71,278
Long-term investment securities	24,127	7,087
Fixed assets, net	7,588	6,281
Other assets	540	658

Total assets	$175,334	$85,304

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$3,247	$975
Accrued expenses and other liabilities	6,951	4,930
Notes payable, current portion	4,306	1,400
Lease payable, current portion	178	172

Total current liabilities	14,682	7,477
Notes payable, net of current portion and discount	25,746	18,830
Lease payable, net of current portion	210	344
Other long-term liabilities	2,625	2,705

Total liabilities	43,263	29,356
Total stockholders’ equity	132,071	55,948

Total liabilities and stockholders’ equity	$175,334	$85,304